Eden Bioscience Announces Fourth Quarter and Year End 2005 Financial Results

BOTHELL, WA -- 02/23/2006 -- Eden Bioscience Corporation (NASDAQ: EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its fourth quarter and fiscal year ended December 31, 2005.

Net product sales for the fourth quarter of 2005 were $588,000, an increase of 250% when compared to net product sales of $168,000 in the same period of 2004. Net product sales for the year ended December 31, 2005 were $3.8 million, an increase of 262% compared to net product sales of $1.0 million in 2004. In December 2005, we completed an efficiency analysis of our manufacturing processes, including an assessment of all manufacturing equipment and its usefulness in future manufacturing operations. As a result of this analysis, we recorded a loss of $1.6 million on equipment that will not be used in future manufacturing operations and will be sold or disposed. Net loss in the fourth quarter was $3.3 million, or $0.14 per weighted average common share, compared to a net loss of $2.6 million, or $0.11 per weighted average common share in the fourth quarter of 2004. Net loss for 2005 was $10.9 million, or $0.45 per weighted average common share, compared to a net loss of $8.9 million, or $0.36 per weighted average common share in 2004.

"Net sales increased by 262% in 2005 over 2004 as a result of sales in the U.S. increasing 340% and sales outside the U.S. increasing 147%," said Rhett Atkins, President and CEO. "Sales of new products accounted for 51% of total revenue while sales of Messenger products represented 39% of total revenue and sales in the Home & Garden market accounted for 10% of total revenue. We have reduced annual cash used in operations from $17.3 million in 2002 to $5.2 million in 2005. In 2006, we expect our sales to grow and our cash used in operations to continue to decrease. Our near-term priorities are to build on the successful introduction and commercialization of N-Hibit, ProAct, and MightyPlant in the US agricultural market; continue to aggressively pursue the expansion of Messenger sales in Spain; increase sales in the Home and Garden market; and grow sales of our products outside the US. We believe that the products and technologies currently being commercialized provide the combination of performance and economics necessary to create a profitable company. Due to the growing seasons of our targeted crops, we expect grower usage of our products to be highly seasonal and believe the first and second quarter of each year will continue to be the most significant periods of use."

Cash and cash equivalents as of December 31, 2005 totaled $6.8 million, compared to $8.6 million at September 30, 2005 and $11.9 million at December 31, 2004.

About Eden Bioscience

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called "harpins," which activate a plant's intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 11816 North Creek Parkway N., Bothell, WA 98011-8201, 425-806-7300; www.edenbio.com.

(c) 2006 Eden Bioscience Corporation. Messenger® and Eden Bioscience® are registered trademarks of Eden Bioscience Corporation. Harp-N-Tek, employ, MightyPlant, N-Hibit and ProAct are trademarks of Eden Bioscience Corporation.

CAUTIONARY STATEMENT: Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding our ability to grow sales and decrease cash used in operations, increase sales of N-Hibit, ProAct and MightyPlant in the U.S. agricultural market, expand sales of Messenger in Spain, increase sales in the Home and Garden market, grow sales outside the U.S., and create a profitable company. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company's actual results include, among others, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the company's financial results is included in Eden Bioscience's most recent quarterly report on Form 10-Q and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

               EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED BALANCE SHEETS
                               (Unaudited)

                                                   December 31,
                                                   -----------
                                              2005              2004
                                              ----              ----
                                 ASSETS
Current assets:
  Cash and cash equivalents              $    6,825,652    $   11,860,385
  Accounts receivable, net of
   sales allowances                             212,213            39,946
  Inventory, current                          1,713,274         3,487,586
  Prepaid expenses and other current
   assets                                       580,938           498,670
                                         --------------    --------------
      Total current assets                    9,332,077        15,886,587
Inventory, non-current                        1,910,280                 -
Property and equipment, net                   5,967,122        13,887,573
Other assets                                    287,704         1,561,902
                                         --------------    --------------
      Total assets                       $   17,497,183    $   31,336,062
                                         ==============    ==============

              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                       $      228,906    $      190,648
  Accrued liabilities                         1,260,405         1,206,411
  Current portion of accrued loss
   on facility sublease                               -           507,748
  Current portion of capital lease
   obligations                                      761            11,572
                                         --------------    --------------
      Total current liabilities               1,490,072         1,916,379
                                         --------------    --------------
Accrued loss on facility sublease,
 net of current portion                               -         2,037,613
Capital lease obligations, net of
 current portion                                      -               761
Other long-term liabilities                     250,428           771,934
                                         --------------    --------------
      Total liabilities                       1,740,500         4,726,687
                                         --------------    --------------

Commitments and contingencies

Shareholders' equity:
  Preferred stock, $.01 par value,
   10,000,000 shares authorized; no shares
   issued and outstanding at December 31,
   2005 and 2004                                      -                 -
  Common stock, $.0025 par value,
   100,000,000 shares authorized; issued and
   outstanding shares - 24,406,870 shares at
    December 31, 2005; 24,381,870 shares at
    December 31, 2004                            61,017            60,955
  Additional paid-in capital                132,545,920       132,535,982
  Cumulative translation adjustment             (42,502)          (37,675)
  Accumulated deficit                      (116,807,752)     (105,949,887)
                                            -----------       -----------
      Total shareholders' equity             15,756,683        26,609,375
                                         --------------    --------------
      Total liabilities and
       shareholders' equity               $  17,497,183   $    31,336,062
                                         ==============    ==============

               EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Unaudited)

                          Three Months Ended             Year Ended
                              December 31,               December 31,
                          -------------------        -------------------
                           2005         2004          2005         2004
                           ----         ----          ----         ----

Product sales, net of
 sales allowances        $588,268      $168,021   $3,763,615   $1,039,742

Operating expenses:
  Cost of goods sold      719,876       541,009    2,479,965    2,023,338
  Research and
   development            507,953     1,244,178    3,221,038    3,504,699
  Selling, general and
   administrative       1,188,289       852,924    5,391,094    4,417,704
  Lease termination
   loss                         -            -     2,260,538            -
  Loss on property and
   equipment            1,563,597            -     1,563,597            -
  Loss on facility
   subleases                    -      202,007             -      202,007
                      -----------  -----------  ------------  -----------
    Total operating
     expenses           3,979,715    2,840,118    14,916,232   10,147,748
                      -----------  -----------  ------------  -----------
    Loss from
     operations        (3,391,447)  (2,672,097)  (11,152,617)  (9,108,006)
                      -----------  -----------  ------------  -----------
Other income (expense):
  Interest income          71,858       65,899       295,365      224,405
  Interest expense            (75)        (275)         (613)      (2,651)
                      -----------  -----------  ------------  -----------
    Total other income     71,783       65,624       294,752      221,754
                      -----------  -----------  ------------  -----------
    Loss before income
     taxes             (3,319,664)  (2,606,473)  (10,857,865)  (8,886,252)
Income taxes                    -            -             -            -
                      -----------  -----------  ------------  -----------
    Net loss          $(3,319,664) $(2,606,473) $(10,857,865) $(8,886,252)
                      ===========  ===========  ============  ===========

Basic and diluted net
 loss per share            $(0.14)      $(0.11)       $(0.45)      $(0.36)
                      ===========  ===========  ============  ===========

Weighted average shares
 outstanding used to
 compute net loss per
 share                 24,403,244   24,378,702    24,393,075   24,370,467
                       ==========   ==========    ==========   ==========

CONTACT:
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com